EXHIBIT 99.1

PRESS RELEASE
	Contacts:	Robert McPherson
Sr. Vice President, CFO
Metals USA, Inc.
FOR IMMEDIATE RELEASE		713-965-0990

METALS USA REPORTS 2007 3rd QUARTER RESULTS

October 30, 2007 – HOUSTON, TEXAS – Metals USA, Inc., a wholly-owned subsidiary of Metals USA Holdings Corp. through its wholly-owned subsidiary Flag Intermediate Holdings Corporation, today announced its operating results for the quarter ended September 30, 2007. Sales revenues of $469.6 million were lower than third quarter prior year sales of $477.6 million by $8.0 million. Adjusted EBITDA (as defined and calculated in the attached table), a non-GAAP financial measure used by Metals USA and its creditors to monitor the performance of the business, was $36.2 million for the third quarter, a number $12.3 million lower than third quarter 2006. The Company recognized $5.2 million in depreciation and amortization expenses during the quarter. Interest expense for the third quarter 2007 was $14.4 million. Operating income, the GAAP measure that we believe is most comparable to Adjusted EBITDA, was $29.3 million. Third quarter 2007 operating income was $13.6 million lower than third quarter last year.

Lourenco Goncalves, the Company’s Chairman, President and C.E.O., stated: “The third quarter was a challenging quarter in the service center industry, with tight metal supply, declining surcharge values in stainless and soft demand in certain sectors of the economy, particularly affecting our Building Products business. Despite these challenges, Metals USA was still able to deliver decent results in Q3.” Mr. Goncalves added, “We continue to see deficits in the availability of steel raw material inputs world-wide and this should keep steel supply relatively low for the foreseeable future. Additionally, the weak US Dollar should continue to limit the presence of imports into the U.S. All things considered, we are confident the inconsistent movement of indicators is just noise associated with a market in transition, and that consistent profits will continue in Q4 and beyond.”

The Company had $300.0 million drawn under its ABL credit facility at September 30, 2007, with excess availability of $145.0 million. Total debt of $584.9 million at quarter end was $25.7 million lower than at December 31, 2006. Capital expenditures of $5.0 million were made during the third quarter 2007. During the first nine months of this year net cash provided by operating activities was $98.0 million. This amount represents net income of $29.0 million, plus adjustments for costs that did not involve cash flows for the period of $20.5 million, in addition to changes in operating assets and liabilities (net of the effects of acquisitions) that resulted in a cash inflow of $48.5 million for the period, an amount that was primarily attributable to decrease in inventories and an increase in accounts payable and accrued liabilities, partially offset by an increase in accounts receivable.

Metals USA has scheduled a conference call for Tuesday, October 30, 2007 at 11:00 a.m. Eastern Time. Anyone interested in hearing the call live may gain access via the Company’s website. A replay of the call will be available approximately two hours after the live broadcast ends and will be available until approximately November 30, 2007. To access the replay, dial (888) 203-1112 and enter the pass code 3667474.

In other news, Metals USA Holdings Corp announced today that it intends to withdraw its Form S-1 currently on file with the Securities and Exchange Commission citing a lack of favorable equity market conditions.

Metals USA provides a wide range of products and services in the heavy carbon steel, flat-rolled steel, non-ferrous metals, and building products markets. In its Building Products Division, Metals USA is the largest manufacturer of patio products and stone-coated steel roofing products in North America, primarily serving the home remodeling industry. For more information, visit the Company’s website at www.metalsusa.com. The information contained in this release is limited and the Company encourages interested parties to read the Company’s Prospectus to our Registration Statement on Form S-4, as amended, dated August 4, 2006, and historical Form 10-K and 10-Q’s which are on file with the Securities and Exchange Commission for more complete historical information about the Company. Additionally, copies of the Company’s filings with the Securities and Exchange Commission together with press releases and other information investors may find of benefit can be found at the Company’s website at www.metalsusa.com under “Investor Relations.”

This press release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under the Company’s control which may cause the actual results, performance or achievement of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those disclosed in the Company’s historic periodic filings with the Securities and Exchange Commission.

-Tables follow -

Metals USA, Inc.

Unaudited Consolidated Statements of Operations

(In millions)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2007	2006	2007	2007	2006
Revenues:
Net sales	$469.6	$477.6	$480.9	$1,413.1	$1,365.4
Operating costs and expenses:
Cost of sales (exclusive of operating and delivery, and depreciation and amortization shown below)	363.2	354.2	363.9	1,083.2	1,038.6
Operating and delivery	43.7	46.0	44.7	133.6	131.2
Selling, general and administrative	28.2	29.9	27.8	86.4	87.2
Depreciation and amortization	5.2	4.6	5.1	15.5	13.4
Impairment of property and equipment	—	—	—	0.2	—

Operating income	29.3	42.9	39.4	94.2	95.0
Other (income) expense:
Interest expense	14.4	14.7	14.8	43.9	39.6
Other (income) expense, net	(0.1)	(0.3)	—	(0.1)	(0.5)

Income before income taxes	15.0	28.5	24.6	50.4	55.9
Provision for income taxes	7.3	11.2	9.9	21.4	22.6

Net income	$7.7	$17.3	$14.7	$29.0	$33.3

Metals USA, Inc.

Unaudited Consolidated Balance Sheets

(In millions, except share amounts)

	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash	$11.1	$14.2
Accounts receivable, net of allowance of $9.0, and $8.4, respectively	230.7	212.2
Inventories	400.9	447.3
Deferred income tax asset	17.3	15.0
Prepaid expenses and other	10.7	14.9

Total current assets	670.7	703.6
Property and equipment, net	199.9	194.6
Intangible assets, net	13.4	19.9
Goodwill	79.2	47.1
Other assets, net	16.4	16.7

Total assets	$979.6	$981.9

Liabilities and Stockholder's Equity
Current liabilities:
Accounts payable	$78.9	$71.2
Accrued liabilities	63.4	59.0
Current portion of long-term debt	2.4	0.5

Total current liabilities	144.7	130.7
Long-term debt, less current portion	582.5	610.1
Deferred income tax liability	63.1	67.6
Other long-term liabilities	28.1	25.9

Total liabilities	818.4	834.3

Commitments and contingencies
Stockholder's equity:
Common stock, $.01 par value, 100 shares authorized, issued and outstanding at September 30, 2007 and December 31, 2006, respectively	—	—
Additional paid-in capital	121.1	118.0
Retained earnings	39.6	30.2
Accumulated other comprehensive income (loss)	0.5	(0.6)

Total stockholder's equity	161.2	147.6

Total liabilities and stockholder's equity	$979.6	$981.9

Metals USA, Inc.

Unaudited Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$29.0	$33.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Impairment of property and equipment	0.2	—
Provision for bad debts	1.7	3.8
Depreciation and amortization	16.6	14.2
Amortization of debt issuance costs	2.0	1.9
Deferred income taxes	(4.5)	(8.7)
Stock-based compensation	4.5	1.0
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(15.8)	(53.7)
Inventories	50.6	(92.2)
Prepaid expenses and other	3.5	12.8
Accounts payable and accrued liabilities	6.5	36.0
Other operating	3.7	0.4

Net cash provided by (used in) operating activities	98.0	(51.2)

Cash flows from investing activities:
Sale of assets	1.0	—
Purchase of assets	(16.0)	(11.1)
Acquisition costs, net of cash acquired	(38.4)	(45.7)

Net cash used in investing activities	(53.4)	(56.8)

Cash flows from financing activities:
Borrowings on credit facility	337.0	361.6
Repayments on credit facility	(366.0)	(225.5)
Repayments on long-term debt	(0.5)	(0.4)
Deferred financing costs	(1.7)	(2.2)
Dividends paid	(16.5)	(25.0)

Net cash provided by (used in) financing activities	(47.7)	108.5

Net increase in cash	(3.1)	0.5
Cash, beginning of period	14.2	11.3

Cash, end of period	$11.1	$11.8

Metals USA, Inc.

Unaudited Supplemental Segment and Non GAAP Information

(In millions, except shipments)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2007	2006	2007	2007	2006
Segment:

Flat Rolled and Non-Ferrous:
Net sales	$205.6	$202.7	$213.0	$630.1	$583.8
Operating Income	$12.5	$15.9	$16.5	$42.9	$32.7
Depreciation and amortization	$1.1	$0.9	$0.9	$2.9	$2.8
EBITDA (1)	$13.6	$16.8	$17.4	$45.8	$35.5
Adjusted EBITDA (2)	$13.6	$16.8	$17.4	$45.8	$38.7
Shipments (3)	144	165	155	467	525

Plates and Shapes:
Net sales	$225.3	$228.4	$226.4	$672.7	$646.5
Operating Income	$23.2	$30.7	$27.0	$73.7	$75.0
Depreciation and amortization	$2.1	$1.5	$2.2	$6.6	$4.0
EBITDA (1)	$25.3	$32.2	$29.2	$80.3	$79.0
Adjusted EBITDA (2)	$25.3	$32.2	$29.2	$80.3	$83.3
Shipments (3)	207	216	207	626	642

Building Products:
Net sales	$41.7	$50.7	$45.0	$121.0	$150.2
Operating Income	$1.1	$3.9	$3.2	$2.4	$10.2
Depreciation and amortization (5)	$0.5	$0.4	$0.6	$1.6	$0.9
EBITDA (1)	$1.6	$4.3	$3.8	$4.0	$11.0
Adjusted EBITDA (2)	$1.8	$4.3	$3.8	$4.2	$14.3
Shipments (3)	—	—	—	—	—

Corporate and other:
Net sales	$(3.0)	$(4.2)	$(3.5)	$(10.7)	$(15.1)
Operating Income	$(7.5)	$(7.6)	$(7.3)	$(24.8)	$(22.9)
Depreciation and amortization	$1.9	$2.2	$1.8	$5.5	$6.5
EBITDA (1)	$(5.6)	$(5.4)	$(5.5)	$(19.3)	$(16.3)
Adjusted EBITDA (2)	$(4.5)	$(4.8)	$(4.9)	$(13.9)	$(14.4)
Shipments (3) (4)	(2)	(4)	(3)	(8)	(15)

Consolidated:
Net sales	$469.6	$477.6	$480.9	$1,413.1	$1,365.4
Operating Income	$29.3	$42.9	$39.4	$94.2	$95.0
Depreciation and amortization (5)	$5.6	$5.0	$5.5	$16.6	$14.2
EBITDA (1)	$34.9	$47.9	$44.9	$110.8	$109.2
Adjusted EBITDA (2)	$36.2	$48.5	$45.5	$116.4	$121.9
Shipments (3)	349	377	359	1,085	1,152

(1)	EBITDA is the summation of Operating Income and Depreciation and Amortization. We believe that EBITDA is commonly used as a measure of performance for companies in our industry and is frequently used by analysts, investors, lenders and other interested parties to evaluate a company's financial performance and its ability to incur and service debt. EBITDA should not be considered as a measure of financial performance under accounting principles generally accepted in the United States. The items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of operating performance or a measure of liquidity.
(2)	Adjusted EBITDA, as contemplated by our credit documents, is used by our lenders for debt covenant compliance purposes. Adjusted EBITDA is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indenture governing the notes.
(3)	Unaudited and is expressed in thousands of tons. Not a meaningful measure for Building Products.
(4)	Negative net sales and shipment information represent the elimination of intercompany transactions.
(5)	Includes depreciation expense recorded in cost of sales.

EBITDA and Adjusted EBITDA Non-GAAP Measures Reconciliations and Explanations

EBITDA is defined as net income (loss) before interest, taxes, depreciation and amortization and is used by management, together with Adjusted EBITDA, as a measure for certain performance-based bonus plans. Adjusted EBITDA, as contemplated by our credit documents, is used by our lenders for debt covenant compliance purposes. Adjusted EBITDA is EBITDA adjusted to eliminate management fees to related parties, one-time, non-recurring charges related to the use of purchase accounting, and other non-cash income or expenses, which are more particularly defined in our credit documents and the indenture governing the notes. Our credit documents and the indenture governing the notes require us to meet or exceed specified minimum financial measures before we will be permitted to consummate certain acts, such as complete acquisitions, declare or pay dividends and incur additional indebtedness, and one of the more significant measures contained in our credit documents and the indenture governing the notes is Adjusted EBITDA.

We believe that EBITDA and Adjusted EBITDA are useful to investors because the measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles which we refer to as “GAAP,” and should not be viewed in isolation and do not purport to be an alternative to net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. There are material limitations associated with making the adjustments to our earnings to calculate EBITDA and Adjusted EBITDA and using these non-GAAP financial measures as compared to the most directly comparable U.S. GAAP financial measures. For instance, EBITDA and Adjusted EBITDA do not include:

*	interest expense, and because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue;

*	depreciation and amortization expense, and because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue; and

*	tax expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate.

Additionally, neither EBITDA nor Adjusted EBITDA are intended to be a measure of free cash flow for management’s discretionary use, as neither considers certain cash requirements such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures for other companies.

Below is a reconciliation of operating income to EBITDA and Adjusted EBITDA. Amounts for year-to-date periods may not equal the sum of the individual quarters due to rounding.

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2007	2006	2007	2007	2006
Operating Income	$29.3	$42.9	$39.4	$94.2	$95.0
Depreciation and Amortization	5.6	5.0	5.5	16.6	14.2

EBITDA	34.9	47.9	44.9	110.8	109.2
Indenture defined adjustments to EBITDA:
Inventory purchase adjustments	—	—	—	—	10.8
Facility closure	0.2	—	—	0.2	—
Stock options and grant expense	0.8	0.3	0.3	4.5	1.0
Management fees and other costs	0.3	0.3	0.3	0.9	0.9

Adjusted EBITDA	$36.2	$48.5	$45.5	$116.4	$121.9